News Release
FOR IMMEDIATE RELEASE

TEREX CORPORATION ANNOUNCES PRICING OF CAPITAL MARKETS TRANSACTION

Westport, CT, November 8, 2012 – Terex Corporation (NYSE: TEX) today announced that it priced $850 million in new financing, not including underwriting discounts and commissions or other offering expenses. The $850 million principal amount of Senior Notes due 2021 priced at 6.00% at an issue price of 100%.

The public offering is expected to close on November 26, 2012, subject to customary closing conditions. The Company intends to use the net proceeds of this offering together with other funds to finance the purchase of the Company’s outstanding 8% senior subordinated notes due 2017. The Company intends to use any remaining proceeds for general corporate purposes. The Company intends to offer and sell these securities under the shelf registration statement filed with the Securities and Exchange Commission on November 2, 2012.

When available, copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, Floor 1B, New York, NY 10010, Newyork.prospectus@credit-suisse.com, 800-221-1037; Goldman, Sachs & Co., DG3 / Diversified Global Graphics Group, 100 Burma Road, Jersey City, NJ 07305, Attention: Prospectus Department, 212-902-1171; RBS Securities Inc., Attention: High Yield Debt Capital Markets Syndicate, 600 Washington Boulevard, Stamford, CT 06901, 866-884-2071; and UBS Securities LLC, Attention: Prospectus Specialist, 299 Park Avenue, New York, NY 10171, 877-827-6444, ext. 561 3884

Credit Suisse Securities (USA) LLC, Goldman, Sachs and Co., RBS Securities Inc. and UBS Securities LLC will act as the joint book-running managers of the offering. The Company will not be undertaking a European capital markets transaction.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Terex Corporation, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market.

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com ##
Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com